Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

November 3, 2010

Graham Packaging Company Inc.

2401 Pleasant Valley Road

York, Pennsylvania 17402

Ladies and Gentlemen:

We have acted as counsel to Graham Packaging Company Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of up to 6,507,550 shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company (the “Shares”) that may be sold by the selling stockholders listed in the Registration Statement (the “Selling Stockholders”), of which (a) 209,271 Shares (the “Existing Shares”) are currently held by the Selling Stockholders, and (b) 6,298,279 Shares (the “Exchanged Shares”) are issuable by the Company upon exchange of limited partnership units (the “Partnership Units”) of Graham Packaging Holdings Company, a Pennsylvania limited partnership, pursuant to the Exchange Agreement, dated as of February 10, 2010, by and among the Company, Graham Packaging Holdings Company, Graham Packaging Corporation and GPC Holdings, L.P. (the “Exchange Agreement”). The Existing Shares may be sold or delivered, and the Exchanged Shares may be issued, sold or delivered, from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act.

We have examined the Registration Statement and a form of the share certificate representing the Common Stock of the Company, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) the Existing Shares are validly issued, fully paid and nonassessable, and (2) when the Exchanged Shares are issued in exchange for Partnership Units in accordance with the Exchange Agreement, the Exchanged Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett

SIMPSON THACHER & BARTLETT LLP